Exhibit 10.4
THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into by and between ExlService Holdings, Inc., a company organized under the laws of Delaware (“Holdings”) (together with ExlService.com, LLC (“ExlService”), the “Company”), and Maurizio Nicolelli (“Executive” or “You”) and shall be effective as of the Effective Date as defined below.
WHEREAS, Executive has offered to serve the Company, and the Company desires to employ Executive, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:
1.Term; Effectiveness. The term of Executive’s employment under this Agreement shall commence as of the later of (i) February 3, 2020, (ii) upon the successful completion of background checks, and (iii) Executive’s first day of active employment with the Company (the “Effective Date”), and shall continue until Executive’s employment under this Agreement is terminated pursuant to the provisions of Section 5 hereof. The period of time from the Effective Date through the termination of Executive’s employment hereunder is herein referred to as the “Term.”
(a)Executive agrees and acknowledges that Executive is an at-will employee and the Company has no obligation to maintain the Term or to continue Executive’s employment hereunder for any specific period of time, and Executive expressly acknowledges that no promises or understandings to the contrary have been made or reached.
(b)This Agreement shall be binding upon the parties upon the execution hereof.
2.Definitions. For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.
(a)“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.
(b)“Control” means, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(c)“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.
(d)“Subsidiary” means, with respect to any Person, (1) any corporation of which at least a majority of the voting power with respect to the capital stock is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, at least a majority of the total equity or other ownership interest therein.
3.Duties and Responsibilities. Executive agrees to be employed by the Company and be actively engaged on a full-time basis in the business and activities of the Company and its Affiliates for the entirety of the Term, and, subject to Section 3(b), to devote substantially all of Executive’s working time and attention to the Company and its Affiliates and the promotion of its business and interests and the performance of Executive’s duties and responsibilities hereunder. During the Term, Executive agrees to use his reasonable best efforts to ensure that the business and activities of the Company and its Subsidiaries, that are under his direction, are conducted in accordance with the Company’s practices and/or applicable laws, rules and regulations in all material respects and as such are interpreted by the Company’s law department and compliance professionals. Executive shall be employed hereunder as Executive Vice President and Chief Financial Officer, or such other title as agreed to between Executive and the Chief Executive Officer of Holdings with such duties and responsibilities customary for companies of comparable size to the Company in the Company’s industry and commensurate with Executive’s status and position hereunder and as directed from time to time by the Chief Executive Officer of Holdings. Executive shall report directly to the Chief Executive Officer of Holdings.
(a)During the Term, Executive shall use Executive’s reasonable best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive’s duties and responsibilities hereunder. For the avoidance of doubt, during the Term, Executive shall not be permitted to become employed by, engaged in or to render services for any Person other than the Company and its Affiliates, shall not be permitted to be a member of the board of directors of any Person (other than charitable or nonprofit organizations), in any case without the consent of the Board of Directors of Holdings (the “Board”), and shall not be directly or indirectly materially engaged, or concerned or interested in any business activity, trade or occupation (other than employment with the Company and its Affiliates as contemplated by this Agreement); provided that nothing herein shall preclude Executive from engaging in charitable or community affairs and managing his personal investments to the extent that such other activities do not inhibit or, subject to Section 7, conflict in any material way with the performance of Executive’s duties hereunder.
(b)Your principal office location is at the Company’s offices in Manhattan, NY, but You will be required to work from or to travel to other Company locations, from time to time, on a temporary basis, to perform Your duties.
4.Compensation and Related Matters.
(a)Base Compensation. During the Term, for all services rendered under this Agreement, Executive shall receive an aggregate annualized base salary (“Base Salary”) at a rate of $475,000 per annum, payable in accordance with the Company’s applicable payroll practices. The Base Salary shall be reviewed no less frequently than annually during the Term for increase, if any, in the sole discretion of the Compensation Committee of the Board (“Compensation Committee”).
(b)Annual Bonus. During the Term, Executive shall have the opportunity to earn a discretionary annual target bonus equivalent to 75% of Executive’s Base Salary at target (the “Annual Bonus”). The actual amount of the Annual Bonus earned by Executive shall be determined in accordance with the terms of the Company’s executive bonus plan which is administered by the Compensation Committee. Any Annual Bonus due to Executive shall be paid in March for Executive’s performance during the preceding fiscal year. Subject to the terms of the Company’s bonus policy as in effect from time to time, in order to receive an Annual Bonus, Executive must (A) be actively employed by the Company, (B) not be serving any notice period relating to the anticipated termination of the employment relationship, and (C) be performing his duties in good faith on the date such Annual Bonus is paid. The Compensation Committee shall, in its sole discretion, determine the Company-wide objectives upon which the Annual Bonus shall be based and the Chief Executive Officer of the Company shall, in his or her sole discretion, determine the personal objectives upon which the Annual Bonus shall be based.
(c)Joining Bonus. Executive shall be eligible to receive a joining bonus of $225,000 (the “Joining Bonus”). The Joining Bonus shall be payable in two installments. $125,000 shall be due upon commencing employment with the Company, and will be paid no later than the second bi-monthly payroll cycle following the Effective Date. The remaining $100,000 will be due on the one year anniversary of the Effective Date and will be paid in the first payroll cycle following such anniversary. In the event that Executive’s employment is terminated within one year following the Effective Date (i) by Executive other than for Good Reason, or (ii) by the Company for Cause, Executive shall and hereby does agree to repay the Company in full for any portion of the Joining Bonus already paid to Executive.

(d)Equity Incentive Awards. Holdings will cause Executive to be granted restricted stock units of Holdings’ common stock (“RSUs”) with a fair market value equal to $425,000 (the “Initial Equity Grant”), which will vest annually pro rata over a four-year period commencing from the date of grant. The number of restricted stock units granted will be based on Holdings’ average closing stock price during the 21 business day period ending on the day immediately prior to the Effective Date. The Initial Equity Grant will be effected within five business days following the Effective Date and will be governed by the terms and conditions of Holdings’ 2018 Omnibus Incentive Plan (as amended) (the “Plan”)) and an RSU award agreement consistent with the terms of the Plan. Additionally, beginning in 2020 and in years thereafter, Executive will also be eligible during the Term, subject to performance and other conditions considered by the Compensation Committee in its sole discretion, to receive an annual target equity award. Annual equity grants may be allocated between performance based RSUs and time based vesting RSUs as determined by the Compensation Committee for each fiscal year. For the current fiscal year annual equity grants for senior management are comprised 50% of performance based RSUs and 50% of time based vesting RSUs which vest over four years in the manner set forth above.
(e)Change in Control. In the event that a Change in Control (as defined in the Plan) occurs at a time when any portion of restricted stock units or a stock option granted to Executive remains unvested, then effective upon the consummation of the Change in Control, the vesting of the portion of the restricted stock units or stock option which is not then fully vested shall accelerate such that any portion of the restricted stock units or stock option which would have become vested during the one-year period following the Change in Control shall become vested effective as of the consummation of the Change in Control. In the event that (i) Executive’s employment with the Company is terminated without Cause (a) at any time following a Change in Control or (b) in specific contemplation of a Change in Control or (ii) Executive resigns with Good Reason at any time following a Change of Control, Executive shall, upon and subject to Executive’s execution of the release referenced in Section 5(c)(ii) below that has become effective in accordance with its terms, be entitled, in addition to the severance specified in Section 5(c)(i), to immediate full vesting as of the termination date of any portion of restricted stock units or a stock option which is unvested as of the termination date.
(f)Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the benefit plans and programs commensurate with Executive’s position that are provided by the Company from time to time for its senior executives generally, subject to the terms and conditions of such plans.
(g)Business Expense Reimbursements. During the Term, the Company shall reimburse Executive for reasonable and properly documented business expenses (including reasonable weekly commuting expenses between Your residence in Rhode Island and the Company’s offices in New York) in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement.
(h)Vacation. During the Term, Executive shall be entitled to annual paid vacation of no less than four (4) weeks and to reasonable sick leave in accordance with Company policy.
5.Termination of the Term.
(a)Executive’s employment may be terminated by either party at any time and for any reason; provided, however, that (i) the Company shall be required to give Executive at least 30 days advanced written notice if the termination is without Cause and (ii) Executive shall be required to give the Company at least 90 days advance written notice of any resignation of Executive’s employment hereunder. For the avoidance of doubt, the Company shall not be required to give Executive any notice if the termination is for Cause. The Employment terminates at the end of the applicable notice period, if any. During the notice period, the Company reserves the right, in its sole discretion, to (i) alter, reduce, or eliminate any of the Executive’s duties, (ii) require the Executive to remain away from the Company’s premises (and/or restrict the Executive’s access to the Company’s network, computers and email systems), and/or (iii) take any such other action as may be necessary to facilitate the transition process associated with the termination of the Executive’s employment. During the notice period, the Executive acknowledges and agrees that he will remain employed by the Company and, as a Company employee, shall continue to act in a manner consistent with the Executive’s contractual, common law and other legal obligations to the Company, including adhering to the Company’s policies and, if requested to do so by the

Company, shall assist in the transition of his duties as reasonably requested by the Company. Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death.
(b)Following any termination of Executive’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 4 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of any accrued but unpaid Base Salary and vacation time and for payment of any accrued obligations and unreimbursed expenses under Section 4(g) accrued or incurred through the date of termination of employment, (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies and (iii) as otherwise expressly required by applicable statute. For the avoidance of doubt, (x) any unpaid Annual Bonus is forfeited if Executive’s employment is terminated for any reason and (y) the date of termination shall mean the last date of actual and active employment, whether such day is selected by mutual agreement with the Executive or unilaterally by the Company and whether with or without advance notice.
(c)    If Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), or by Executive for Good Reason, Executive shall be entitled to receive severance payments in an aggregate amount equal to 12 months Base Salary, payable as follows: (i) a lump sum payment equal to three months’ Base Salary shall be paid in the first payroll that is as least 10 days after the termination date, and (ii) a continuing payment (per the Company’s payroll policies and practices) of Executive’s Base Salary for a consecutive nine-month period commencing on the third month following the termination date. The amounts payable under this Section 5(c)(i) are inclusive of any statutory notice, pay in lieu of notice and statutory severance entitlements, if any, and any amounts required to be paid to Executive in the event a court of competent jurisdiction determines Executive has been constructively dismissed from employment.
(i)Any severance payments or benefits under Section 5(b)(ii) and 5(c)(i) shall be (A) conditioned upon Executive having provided within 30 days following Executive’s separation from service an irrevocable waiver and general release of claims in favor of the Company and its respective Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in a form reasonably satisfactory to the Company, that has become effective in accordance with its terms, (B) subject to Executive’s continued compliance with the terms of the restrictive covenants in Sections 7, 8, 9 and 10 of this Agreement and (C) subject to the provisions of Section 19(d) of this Agreement.
(ii)For purposes of this Agreement, “Cause” means: (A) a final non-appealable conviction of, or a pleading of no contest to, (i) a crime of moral turpitude which causes serious economic injury or serious injury to the Company’s reputation or (ii) a felony; or (B) fraud, embezzlement, gross negligence, self-dealing, dishonesty or other gross and willful misconduct which has caused serious and demonstrable injury to the Company; (C) material violation by Executive of any material Company policy applicable to Executive; (D) willful and continuing failure to substantially perform Executive’s duties (other than for reason of physical or mental incapacity) which failure to perform continues beyond fifteen (15) days after a written demand for substantial improvement in Executive’s performance, identifying specifically and in detail the manner in which improvement is sought, is delivered to Executive by the Company; provided that a failure to achieve performance objectives shall not by itself constitute Cause and no act or failure to act by Executive shall be considered “willful” unless done or failed to be done by Executive in bad faith and without a reasonable belief that Executive’s actions or omission was in the best interest of the Company; (E) Executive’s failure to reasonably cooperate in an investigation involving the Company by any governmental authority; (F) Executive’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations, including, without limitation, a knowing and intentional failure to comply with the Prevention of Corruption Act of India, 1988, or the United States Foreign Corrupt Practices Act of 1977, as amended; provided, that, if all of the following conditions exist, there will be a presumption that Executive have acted in accordance with such applicable laws: Executive is following, in good faith, the written advice of counsel, such counsel having been approved by the Board as outside counsel to the Company for regulatory and compliance matters, in the form of a legal memorandum or a written legal opinion, and Executive has, in good faith, provided to such counsel all accurate and truthful facts necessary for such counsel to render such legal memorandum or written legal opinion; (G) Executive’s failure to follow the lawful directives of Executive’s supervisor which is not remedied within fifteen (15) days after Executive’s receipt of written notice from the Company specifying such failure; or (H) Executive’s use of alcohol or drugs which materially interferes with the performance of Executive’s duties.
(iii)“Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any of the following events: (A) a substantial reduction of Executive’s duties or responsibilities or change in reporting relationship to anyone other than the Board or the Chief Executive Officer, (B) Executive’s job title and authority as an officer of the Company is adversely changed, provided that if there is a “Change of Control” (as defined in the Plan) and Executive retains similar title and similar authority with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change of Control, the parties agree that any change in Executive’s title shall not constitute a significant reduction of Executive’s duties and authorities hereunder; or (C) a change in the office or location where Executive is based of more than fifty (50) miles which new location is more than fifty (50) miles from Manhattan, NY, or (D) a breach by the Company of any material term of this Agreement; provided that, a termination by Executive with Good Reason shall be effective only if, within 30 days following Executive’s first becoming aware of the circumstances giving rise to Good Reason, Executive delivers a “Notice of Termination” for Good Reason by Executive to the Company, and the Company within 30 days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.
(iv)For purposes of this Agreement, “Disability” means Executive’s incapacity, due to mental, physical or emotional injury or illness, such that Executive is substantially unable to perform his duties hereunder for a period of six (6) consecutive months.
(d)Upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, upon the Company’s request Executive agrees to resign, as of the date of such termination of employment or such other date requested, from any applicable board of directors (and any committees thereof) of any Affiliate of the Company to the extent Executive is then serving thereon.
(e)The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder. Subject to Section 19, the Company may offset any amounts due and payable by Executive to the Company or its Subsidiaries against any amounts the Company owes Executive hereunder.
6.Acknowledgments.
(a)Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its Subsidiaries and Affiliates. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. Executive acknowledges that Executive’s agreement to enter into this Agreement and be bound by the service commitments set forth herein and the restrictive covenants and agreements set forth in Sections 7, 8, 9 and 10 hereof, is a material inducement to the Company’s willingness to enter into this Agreement, and the Company would not otherwise enter into this Agreement if Executive did not agree to be bound by the commitments set forth herein and the restrictive covenants and agreements set forth in Sections 7, 8, 9 and 10 hereof, and make the commitments to the Company set forth herein.

(b)Executive acknowledges (i) that the business of the Company and its Affiliates is global in scope, without geographical limitation, and capable of being performed from anywhere in the world, and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, or the location of any of their respective executives or employees (including, without limitation, Executive), the Company and its Affiliates have business activities and have valuable business relationships within their respective industries throughout the world.
(c)Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every commitment and restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area, in light of (i) the scope of the business of the Company and its Affiliates, (ii) the importance of Executive to the business of the Company and its Affiliates, (iii) Executive’s status as an officer of the Company business, (iv) Executive’s knowledge of the business of the Company and its Affiliates and (v) Executive’s relationships with the Company’s clients or customers. Accordingly, Executive agrees (x) to be bound by the provisions of Sections 7, 8, 9 and 10, it being the intent and spirit that such provisions be valid and enforceable in all respects and (y) acknowledges and agrees that Executive shall not object to the Company, or any of its successors in interest enforcing Sections 7, 8, 9 and 10 of this Agreement. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 7, 8, 9 and 10 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.
7.Noncompetition and Nonsolicitation. Executive acknowledges that the services Executive are to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company, its Subsidiaries and Affiliates (collectively, the “Group”) of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, Executive as herein above set forth, Executive covenants and agrees that during Executive’s employment and during the Non-Competition Period ( as defined below) Executive shall not, directly or indirectly, enter into the employment of, tender consulting or other services to, acquire any interest in (whether for Executive’s own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, trustee or otherwise), or otherwise participate in any business that competes, directly or indirectly, with any member of the Group (i) in the same lines of business in the business process outsourcing industry that the members of the Group are engaged in at the time Executive’s employment is terminated, or if Executive is an employee of any member of the Group, at the time Executive is accused of being in competition with any of the Group pursuant to this Agreement; (ii) in the provision of the business processes provided by the Group at the time Executive’s employment is terminated, or if Executive is an employee of any member of the Group, at the time Executive is accused of being in competition with any member of the Group pursuant to this Agreement; (iii) in the provision of business processes that any of the Group has taken substantial steps to provide to customers at the time Executive’s employment is terminated, or if Executive is an employee of any of the Group, at the time Executive is accused of being in competition with any of the Group pursuant to this Agreement; or (iv) in the provision of business processes that any of the Group are in the process of marketing to existing or potential clients that any of the Group are taking measures to retain as clients of the Group, at the time Executive’s employment is terminated, or if Executive are an employee of any of the Group, at the time Executive is accused of being in competition with any of the Group pursuant to this Agreement, during Executive’s employment with the Group. Executive and the Company acknowledge that clauses (ii), (iii) and (iv) in the immediately preceding sentence shall not be deemed or interpreted to narrow or otherwise limit the scope of clause (i) of such sentence. For purposes of this Agreement, the “Non-Competition Period” shall be the one year period following Executive’s termination of employment for any reason.
Notwithstanding the foregoing, nothing in this Agreement shall prevent (A) the purchase or ownership by Executive of up to two percent (2%) in the aggregate of any class of securities of any entity if such securities (i) are listed on a national securities exchange or (ii) are registered under Section 12(g) of the Securities

Exchange Act of 1934; or (B) the direct or indirect ownership of securities of a private company; provided that, Executive is only a passive investor in such company (having no role, duty or responsibility whatsoever in the management, operations or direction of such company) and owns no more than five percent (5%) in the aggregate of any securities of such company. If Executive’s employment with the Company is terminated for any reason, and after such termination Executive wish to take any action, including without limitation, taking a position with another company, which action could potentially be deemed a violation of this Agreement, Executive shall have the right, after providing the Board with all relevant information, to request a consent to such action from the Board which consent shall not be unreasonably withheld. The Board shall respond to Executive’s request by granting or denying such consent within not more than 30 calendar days from the date the Company receives written notice of such request from Executive.
(a)During Executive’s employment with the Group and for a period of one year thereafter Executive shall make no unfavorable, disparaging or negative comment, remark or statement, whether written or oral (a “Disparaging Statement”), about the Company or any of its affiliates, officers, directors, shareholders, consultants, or employees; provided that. Executive may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction and may discuss such matters in confidence with Executive’s attorney(s) and other professional advisors. Similarly, during the foregoing period, the Company and its officers and directors (acting in their capacity as officers and directors of the Company) shall make no disparaging statement about Executive; provided that, any officer or director may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction and may discuss such matters in confidence with their or the Company’s attorney(s) and other professional advisors. On and after the date hereof, during Executive’s employment and for one year following termination of Executive’s employment, Executive may not directly or indirectly (i) solicit, encourage, or induce or attempt to solicit, encourage, or induce any (A) current employee, marketing agent, or consultant of any of the Group to terminate his or her employment, agency, or consultancy with any member of the Group or any (B) prospective employee with whom the Company has had discussions or negotiations within six months prior to Executive’s termination of employment not to establish a relationship with any of the Group, (ii) induce or attempt to induce any current customer to terminate its relationship with any of the Group, or (iii) induce any potential customer with whom the Company has had discussions or negotiations within six months prior to Executive’s termination of employment not to establish a relationship with any of the Group.
(b)If a final and non-appealable judicial determination is made by a court of competent jurisdiction that any of the provisions of this Section 7 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 7 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction (and such court shall have the power to reduce the duration or restrict or redefine the geographic scope of such provision and to enforce such provision as so reduced, restricted or redefined).
8.Confidential Information and Trade Secrets.
(a)Access to Confidential Information and Trade Secrets. You understand and acknowledge that as an employee of the Company, You will learn or have access to, or may assist in the development of, highly confidential and sensitive information and trade secrets about the Company, its operations and its clients or prospective clients. “Confidential Information” includes without limitation: (i) financial and business information relating to the Company, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information relating to the Company, such as product and service formulations, new and innovative product and service ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) client information, such as the identity of the Company’s clients, the names of representatives of the Company’s clients responsible for entering into contracts with the Company, the amounts paid by such clients to the Company, specific client needs and requirements; (iv) information regarding prospective clients, such as the identity of prospective clients, the names of representatives of the prospective clients responsible for entering into contracts with the Company, the amounts proposed to paid by such prospective clients to the Company, specific needs and requirements of such prospective clients; (v) personnel information, such as the identity and number of the Company’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (vi) any and all information in whatever form relating to any client or prospective client of the Company, including without limitation its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling and operating practices; (vii) any information which You know or should know is subject to a restriction on disclosure or which You know or should know is considered by the Company or the Company’s clients or prospective clients to be confidential, sensitive, proprietary, a trade secret or is not readily available to the public; and (viii) intellectual property, including inventions and copyrightable works. You also may have access to “Trade Secrets” which are items of Confidential Information which meet the definition of trade secrets under applicable law. Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files, and stored in any media whatsoever or the unaided human memory.
(b)You acknowledge and agree that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company at its great effort and expense. You further acknowledge and agree that any disclosing, divulging, revealing, or using of any of the Confidential Information and Trade Secrets, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company and cause it to suffer serious loss of business and pecuniary damage. Accordingly, You agree that during Your employment with the Company and following the termination of such employment for any reason, You shall not directly or indirectly divulge or make use of any Confidential Information outside of Your employment with the Company (so long as the information remains confidential) without the prior written consent of an authorized representative of the Company. You shall not directly or indirectly misappropriate, divulge, or make use of Trade Secrets for an indefinite period of time, so long as the information remains a Trade Secret as defined under any applicable trade secrets or other applicable law. You also agree at all times to exercise discretion in discussing with others the affairs of clients, including avoiding unnecessary identification of names, places, and other specifics, and to take reasonable precautions to make sure that such discussions cannot be overheard and electronic communications cannot be intercepted either by client’s employees or outside persons.
(c)You further agree that if You are questioned about information subject to this Agreement by any person or entity not authorized to receive such information, You will notify the Company within twenty-four (24) hours.
(d)You acknowledge and agree that the Company is a public company and that You may receive or have access to material non-public information that is restricted from use and disclosure by federal and state statutes and laws. You agree that other than to benefit the Company in compliance with applicable laws, You will not use for any purposes any “insider information” that may come to Your attention in connection with Your employment with the Company and that You will not disclose such information to anyone outside or the inside the Company who is not an authorized recipient with a need to know such information, The term “use” includes, but is not limited to, purchase or sale of securities influenced by such inside information.
9.Return of Confidential Information and Company Property. You agree to return all Confidential Information and/or Trade Secrets immediately upon termination of your employment for any reason and at any time requested by the Company. To the extent that You maintain Confidential Information and/or Trade Secrets in electronic form on any computers or other electronic devices owned by You, You agree to immediately and irretrievably delete all such information, and certify the deletion of such material. You also agree to return all property in Your possession at the time of the termination of the employment with the Company, including without limitation all documents, records, electronic recordings, and other media of every kind and description relating to the Business of the Company and its Clients or Prospective Clients (as such terms are defined elsewhere in this Agreement), and any copies, in whole or in part, whether or not prepared by You, all of which shall remain the sole and exclusive property of the Company. You further agree upon termination of your employment for any reason to execute and provide the information set forth in the Termination Certification attached hereto as Exhibit C. In addition, upon request of the Company, You shall provide a copy of this Agreement to any subsequent employer.
10.Intellectual Property Rights.
(a)Executive agrees that the results and proceeds of Executive’s employment by the Company or its Subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, track record, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while employed hereunder by the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Board, any of its Subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Board determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Board, any of its Subsidiaries or Affiliates), and the Company or such Subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Board or such Subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.
(b)Executive agrees that, from time to time, as may be requested by the Board and at the Company’s sole cost and expense, Executive shall do any and all reasonable and lawful things that the Board may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 10(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of Executive’s employment by the Company. Executive further agrees that, from time to time, as may be requested by the Board and at the Company’s sole cost and expense, Executive shall assist the Company in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to provide reasonable assistance to the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Term.
(c)Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
11.Notification of Employment or Service Provider Relationship. Executive hereby agrees that as soon as practical, upon Executive’s consideration of accepting employment with, or agreeing to provide services to, any other Person during any period which Executive remains subject to any of the covenants set forth in Section 7, Executive shall advise his prospective employer of this Agreement and, to the extent necessary, shall provide such prospective employer with a copy of Section 7 of this Agreement; provided, however, that if and to the extent this Agreement has been publicly filed in connection the Company’s filings with the Securities and Exchange Commission or related corporate, public company filings, Executive may provide his prospective employer with a copy of the filed version of this Agreement. Promptly after receiving an offer of employment from any other Person, Executive will provide written notice to the Company of his new employer as soon as possible.
12.Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 7, 8, 9 or 10 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to preliminary or interim injunctive relief (including temporary restraining orders and preliminary injunctions) in any Federal court of the Southern District of New York or any state court located in New York County, State of New York, for any actual or threatened breach of any of the covenants set forth in Section 7, 8, 9 or 10 in addition to any other legal or equitable remedies it may have. The preceding sentences shall not be construed as a waiver of the rights that the Company and/or Employee may have to recover in arbitration pursuant to Section 18 any damages available to it under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.
13.Representations of Executive and Company; Advice of Counsel.
(a)Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) has disclosed all applicable restrictive covenants or other obligations Executive has with any current or former employer, (iii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject, and (v) Executive has not engaged and will not engage in the future in any conduct that is in breach of any restrictive covenant to which Executive may be bound or any fiduciary duty that Executive owes to any employer. The Executive understands and acknowledges that Executive is not expected or permitted to possess, use or disclose any confidential information belonging to any current or former employer in the course of performing his duties for the Company.
(b)Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.
14.Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Affiliates’ current or former directors officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment hereunder by the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of the Term, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith, including reasonable and necessary attorney fees where the attorney is engaged in consultation with the Company, and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.
15.Withholding; Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation. Executive shall be responsible for all taxes (including self-employment taxes) in connection with his status as a member of the Company for U.S. federal income tax purposes.
16.Assignment.
(a)This Agreement is personal to Executive and without the prior written consent of the Board shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void.
(b)This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).
(c)Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and any successor or assign to all or substantially all of the Company’s business or assets.
17.Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in New York, and the validity, interpretation, construction, and performance of this Agreement in all respects (except as provided below) shall be governed by the laws of New York without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.
18.Dispute Resolution and Arbitration. Except as otherwise provided in this Dispute Resolution and Arbitration provision (“Arbitration Agreement”), any dispute, controversy or other claim, past, present, or future, between Executive and the Company that otherwise would be subject to resolution in court by a judge and/or jury shall be resolved solely by final and binding arbitration and not by way of court or jury trial, except for claims for temporary, interim and/or preliminary injunctive relief pursuant to Sections 7, 8, 9, and/or 10 of this Agreement, which may be sought from a court of competent jurisdiction at any time and shall be subject to modification or dissolution as part of the final arbitration award, and/or claims for workers’ compensation, state disability, or unemployment insurance benefits. This arbitration commitment extends to, but is not limited to, any and all claims, disputes or controversies (i) arising out of or relating to this Agreement and/or any aspect of Executive’s employment with the Company, including those that the Company may assert against Executive and those that Executive may assert against the Company, its clients or related entities, and/or any of its or their respective members, shareholders, owners, directors, officers, employees, agents and representatives, and (ii) arising out of, relating to, or concerning the validity, enforceability, applicability, scope, or alleged breach of this Arbitration Agreement, including whether or not a dispute must be arbitrated. All such claims, disputes and controversies brought by Executive shall be subject to resolution in arbitration on an individual basis only, and not on a class or collective basis on behalf of, or in concert with, any persons not party to this Agreement. There will be no right or authority for any such claim, dispute or controversy to be brought, heard or arbitrated as a class, collective or multi-plaintiff action, and Executive agrees to not serve as a member in any class or collective action against the Company or any other party to whom his arbitration commitment extends. This arbitration commitment will continue throughout Executive’s employment with the Company and after that employment ends, for any reason, however, nothing in this Agreement prevents Executive from making a report to or filing a claim or charge with a government agency, including without limitation, the Equal Employment Opportunity Commission, U.S. Department of Labor, U.S. Securities and Exchange Commission, or the Office of Federal Contract Compliance Programs. This Arbitration Agreement also does not prevent or prohibit Executive in any way from reporting, communicating about, or disclosing claims for discrimination, harassment, retaliation, or sexual abuse. This Arbitration Agreement does not cover disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement. Arbitration shall be conducted in New York County, New York, before a single arbitrator, who shall be a lawyer admitted to the New York bar and has at least 15 years’ experience in employment law or a retired state or federal judge, in accordance with the Employment Arbitration Rules of the American Arbitration Association for disputes arising out of individually-negotiated employment agreements and contracts (“AAA”). Unless prohibited by applicable law, all fees and expenses of the AAA and the arbitrator shall be borne equally by the parties. This Arbitration Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (“FAA”) and, to the extent not preempted by the FAA, the applicable provisions of New York law. In making the decision and award, the arbitrator shall apply applicable substantive law and, on issues of state law, the substantive law of New York, without regard to choice of law rules, shall control. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.
19.Amendment; No Waiver; 409A.
(a)No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).
(b)The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(c)It is the intention of the Company and Executive that this Agreement comply with the requirements of Section 409A, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
(d)Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.
(e)For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service”.
(f)To the extent that any reimbursements pursuant to Section 4(g) or 14 are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4(g) and 14 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.
20.Severability. If any provision or any part thereof of this Agreement, including Sections 7, 8, 9 and 10 hereof, as applied to either party or to any circumstances, shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Agreement, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
21.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
22.Survival. The rights and obligations of the parties under the provisions of this Agreement (including without limitation, Sections 7 through 12 and Sections 14 and 18) shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.
23.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):
If to the Company:
ExlService Holdings, Inc.
320 Park Avenue, 29th Floor
New York, NY 10022
Attn: Ajay Ayyappan
Email: GeneralCounsel@exlservice.com

With a copy to:
ExlService Holdings, Inc.
320 Park Avenue, 29th Floor
New York, NY 10022
Attn: Nalin Kumar Miglani
Fax: (212) 624-5933

If to Executive:
[**REDACTED FOR PRIVACY**]
Attn: Maurizio Nicolelli

Notices delivered by electronic mail shall have the same legal effect as if such notice had been delivered in person.

24.Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
25.Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including via facsimile and electronic image scan (PDF)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies and facsimile or scanned copies of this Agreement, and the signatures contained therein, shall be as effective as the original Agreement and signatures.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date set forth below.
EXLSERVICE HOLDINGS, INC.

By: /s/ Rohit Kapoor

Name: Rohit Kapoor

Title: Vice Chairman & CEO

Date: January 17, 2020

MAURIZIO NICOLELLI

/s/ Maurizio Nicolelli

Date: January 18, 2020